Exhibit 10.3

MASTER FRAMEWORK AGREEMENT

This MASTER FRAMEWORK AGREEMENT (this “Framework Agreement”), is made and entered into as of May 4, 2018 (the “Effective Date”), by and among:

MUFG Bank, Ltd., a Japanese banking corporation (“MUFG”), as buyer (“Buyer”);

Hill-Rom Company, Inc., an Indiana corporation (“Hill-Rom Company”), Hill-Rom Manufacturing, Inc., an Indiana corporation (“Hill-Rom Manufacturing”), and each Additional Seller from time to time party hereto, as sellers (each, a “Seller” and, collectively, the “Sellers”); and

Hill-Rom Company, as agent for the Sellers (in such capacity, “Sellers’ Agent”).

Each of Buyer, Sellers’ Agent and each Seller may also be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, each Seller is party to a securitization facility pursuant to which such Seller sells receivables to Hill-Rom Finance and receives purchase price therefor consisting of combination of cash and indebtedness under Seller Notes issued by Hill-Rom Finance to each such Seller; and

WHEREAS, Buyer has agreed to provide Sellers with a facility under which Buyer will enter into certain sale and repurchase agreements with each Seller with respect to their respective Seller Notes.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Interpretation.

1.1          Definitions.  All capitalized terms used in this Framework Agreement (including its recitals, Exhibits and Schedules) shall, unless otherwise defined herein, have the respective meanings set forth in Schedule 1 hereto or, if not defined therein, in the applicable Joinder Agreement.

1.2          Construction.

(a)          The headings, sub-headings and table of contents in this Framework Agreement shall not affect its interpretation.  References in this Framework Agreement to Sections, Exhibits and Schedules shall, unless the context otherwise requires, be references to Sections of, and Exhibits and Schedules to, this Framework Agreement.

(b)          Words denoting the singular number only shall include the plural number also and vice versa; words denoting one gender only shall include the other genders and words denoting persons shall include firms and corporations and vice versa.

(c)          References to a Person are also to its permitted successors or assigns.

(d)          References in this Framework Agreement to any agreement or other document shall be deemed also to refer to such agreement or document as amended or varied or novated from time to time.

(e)          References to an amendment include a supplement, novation, restatement or re-enactment, and “amend” and “amended” (or any of their derivative forms) will be construed accordingly.

(f)          Reference to a time of day is a reference to New York City time.

(g)          “Include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(h)          “Hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Framework Agreement refer to this Framework Agreement as a whole and not to any particular provision of this Framework Agreement.

(i)          References to a “writing” or “written” include any text transmitted or made available on paper or through electronic means.

(j)          References to “$”, U.S. Dollars or otherwise to dollar amounts refer to the lawful currency of the United States.

(k)          References to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the Effective Date.

2.            Transaction Agreements.

2.1          Agreements to be Executed at the Closing.  Concurrently with this Framework Agreement, the Parties intend to execute the following additional agreements to which they are party:

(a)          the Hill-Rom Company Master Repurchase Agreement;

(b)          the Hill-Rom Manufacturing Master Repurchase Agreement;

(c)          the Fee Letter between Buyer and the Sellers;

(d)          the No-Petition Letter between Buyer and the Securitization Agent

(e)          the Guaranty.

2.2          Definitions.  When used in any Transaction Agreement, capitalized terms not otherwise defined therein will, to the extent defined herein, have the meanings set forth in this Framework Agreement (including Schedule 1 and any applicable Joinder Agreements).

3.            Closing; Closing Deliveries.

3.1          Closing.  Subject to the terms and conditions of this Framework Agreement, the transactions contemplated in this Framework Agreement to occur concurrently with the execution hereof (other than the entry into any Confirmations) will take place at a closing (the “Closing”) to be held on the Effective Date at a mutually agreeable location or by the exchange of electronic documentation.

3.2          Seller Closing Deliverables.  At the Closing or prior to the Closing, the Sellers and Sellers’ Agent (as applicable) will deliver, or cause to be delivered, to Buyer:

(a)          an executed counterpart to each of the Transaction Agreements (including any Confirmations with respect to Transactions being entered into on the Effective Date) to which it is a party;

(b)          a counterpart of the Guaranty executed by Guarantor;

(c)          a certificate of the Secretary or an Assistant Secretary of each Seller, dated the Effective Date, certifying as to (i) the incumbency of the officers of such Seller executing the Transaction Agreements, (ii) attached copies of such Seller’s articles of incorporation bylaws; and (iii) copies of all corporate approvals and consents of such Seller that are required by it in connection with entering into, and the exercise of its rights and the performance of its obligations under, the Transaction Agreements;

(d)          a certificate of the Secretary or an Assistant Secretary of Guarantor, dated the Effective Date, certifying as to (i) the incumbency of the officer(s) of Guarantor executing the Guaranty, (ii) attached copies of Guarantor’s articles of incorporation and bylaws; and (iii) copies of all corporate approvals and consents of Guarantor that are required by it in connection with entering into, and the exercise of its rights and the performance of its obligations under, the Guaranty;

(e)          a customary legal opinion or opinions, in form and substance satisfactory to Buyer, with respect to each Seller opining on existence, due authorization and execution, absence of conflicts with Organizational Documents and with certain material agreements (including, for the avoidance of doubt, the Securitization Facility Documents and the Credit Facility Documents), binding nature of obligations, absence of violations of Applicable Law, absence of consents under Applicable Law and validity and perfection of security interests;

(f)          a customary legal opinion or opinions with respect to Guarantor opining on existence, due authorization and execution, absence of conflicts with Organizational Documents and with certain material agreements (including, for the avoidance of doubt, the Securitization Facility Documents and the Credit Facility Documents), binding nature of obligations, absence of violations of Applicable Law and no consents under Applicable Law;

(g)          a favorable bring-down opinion as to true sale and non-consolidation matters with respect to the Hill-Rom Parties and the transactions contemplated by the Securitization Facility Documents, delivered in accordance with Section 5(h) of the Securitization LSA Amendment and including MUFG, in its capacity as Buyer hereunder, as an addressee thereof;

(h)          results of a UCC lien search with respect to each Seller for the State where such Seller is organized as of a date not more than fourteen (14) days prior to the Closing; and

(i)          fully prepared UCC-1 financing statements reflecting the security interests granted by each Seller under the applicable Master Repurchase Agreement.

3.3          Buyer Closing Deliverables.  At the Closing or prior to the Closing, Buyer will deliver to Sellers (i) an executed counterpart to each of the Transaction Agreements (including any Confirmations with respect to Transactions being entered into on the Effective Date) to which it is a party and (ii) an executed copy of IRS Form W-8ECI.

3.4          Effective Date Transaction Deliverables.  No later than 12:00 p.m. on the third Business Day prior to the Effective Date, Sellers’ Agent will deliver to Buyer (i) a duly completed Transaction Notice with respect to the initial Transactions proposed to be entered into on the Effective Date, (ii) fully-completed forms of Confirmations for such Transactions (excluding the terms thereof pertaining to Pricing Rate, Price Differential and Repurchase Price), (iii) a copy of the pro-forma Information Package required to be delivered to the Securitization Agent pursuant to Section 5(i) of the Securitization LSA Amendment and (iv) a Purchase Report with respect to the Settlement Period ending March 31, 2018.  Promptly following the entry into such initial Transactions on the Effective Date, the Sellers shall deliver (or caused to be delivered) to Buyer the original executed versions of each Seller Note.

3.5          Joinder of Additional Sellers.  In the event any additional Person is added as an Originator under the Securitization Purchase Agreement, such Person may, with Buyer’s prior written consent, be added as an Additional Seller hereunder concurrently with or following such Person’s execution of the applicable Securitization Joinder and satisfaction of the conditions set forth in Section 9.1 of the Securitization Purchase Agreement, subject to the following conditions being satisfied on or before the date of such addition:

(a)          Sellers’ Agent shall have given Buyer at least thirty (30) days’ prior written notice (or such shorter period of time as may be consented to in writing by Buyer) of such proposed addition and the identity of each such proposed Additional Seller and shall have provided such other information with respect to such proposed Additional Seller as Buyer may reasonably request;

(b)          Guarantor shall have executed and delivered to Buyer a guaranty in form and substance acceptable to Buyer (in its sole discretion) guaranteeing the timely payment and performance of all of such proposed Additional Seller’s obligations hereunder and under each other Transaction Agreement to which such proposed Additional Seller is a party in any capacity;

(c)          such proposed Additional Seller shall have executed and delivered to the Buyer an agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”), together with a Master Repurchase Agreement with respect to such Seller in form and substance reasonably satisfactory to Buyer;

(d)          such proposed Additional Seller shall have delivered (or caused to be delivered) to Buyer each of the applicable certificates, opinions and other documents with respect to such proposed Additional Seller described in Sections 3.2(c), (e), (g), (h) and (i) hereof;

(e)          no Event of Default or Potential Event of Default shall have occurred and be continuing; and

(f)          such proposed Additional Seller shall be organized under the laws of the United States, any State thereof or the District of Columbia.

4.            Transactions.

4.1          Requests for Transactions.

(a)          Transaction Notices.  Sellers’ Agent may, from time to time during the Facility Term, deliver a written notice, substantially in the form attached hereto as Exhibit A (a “Transaction Notice”) to Buyer requesting on behalf of the Sellers that Buyer enter into Transactions with respect to each of the Seller Notes on a Monthly Date (or, if Sellers elect to terminate outstanding Transactions pursuant to Paragraph 3(c)(ii) of the respective Master Repurchase Agreements, on the effective date of such termination).  Such notice (i) shall be delivered to Buyer not less than three (3) Business Days prior to the date of the proposed Transaction, (ii) shall include fully-completed forms of Confirmations for such Transactions (excluding the terms thereof pertaining to Pricing Rate, Price Differential and Repurchase Price), and (iii) to the extent the proposed Purchase Date is a Monthly Date, shall be accompanied by copies of the Information Package and Purchase Report required to be delivered pursuant to the Securitization Facility Documents in respect of the most recently completed Settlement Period prior to such proposed Purchase Date.  For the avoidance of doubt, (A) no Transaction may be requested hereunder with respect to a Seller Note unless a corresponding Transaction is requested hereunder with respect to each other Seller Note, both such proposed Transactions having the same proposed Purchase Date and same proposed Repurchase Date and (B) no outstanding Transaction with respect to a Seller Note may be terminated by a Seller pursuant to Paragraph 3(c)(ii) of an applicable Master Repurchase Agreement unless each other corresponding Transaction with respect to each other Seller Note is likewise terminated under each other Master Repurchase Agreement on the same effective date of termination.

(b)          Buyer’s Option to Proceed or Decline.  Following receipt of a properly completed Transaction Notice and supporting documentation in accordance with Section 4.1(a), and so long as the proposed Transactions comply with the requirements set forth in Section 4.3, Buyer may, at its sole discretion, elect to either (i) enter into the proposed Transactions with Sellers on the terms set forth in the Transaction Notice (with such modifications as Buyer and Sellers’ Agent shall have agreed) by delivering to Sellers’ Agent of finalized and executed Confirmations evidencing such Transactions and paying any applicable Funded Purchase Price in accordance with Section 4.1(c) below or (ii) decline Sellers’ request to enter into such Transactions (in which case Buyer shall deliver written notice of such election on or before the proposed Purchase Date specified in the Transaction Notice).  To the extent Buyer wishes to proceed with the Transactions, Buyer shall, no later than 2:00 p.m. on the Business Day immediately preceding the proposed Purchase Date, deliver to Seller a fully completed draft Confirmation with respect to the proposed Transaction.  In the event Seller and Buyer disagree with respect to any portion of the draft Confirmation or in the event Buyer determines that any applicable Funding Conditions are not, or will not be, satisfied as of the relevant Purchase Date, Seller or Buyer (as applicable) shall promptly notify the other of the same, and Seller and Buyer shall, subject to Section 4.1(d), cooperate expeditiously and in good faith to resolve any such matters (to the extent the same are capable of being resolved).

(c)          Confirmation and Closings.  In the event Buyer elects to enter into the proposed Transactions, Buyer shall, subject to satisfaction of the Funding Conditions, enter into such Transactions by executing and delivering to Sellers’ Agent finalized Confirmations evidencing such Transaction in accordance with the applicable Master Repurchase Agreements at or prior to the time of closing for such Transactions.  Concurrently with its delivery of such Confirmation, Buyer shall pay the Funded Purchase Price (if any) for the Transactions in accordance Section 7.1 hereof and the terms of the applicable Master Repurchase Agreements and applicable Confirmations, whereupon Sellers will sell and assign, and Buyer will purchase, each of the Seller Notes subject to such Transactions.  The closing of such Transactions and payment of any such Funded Purchase Price shall occur at or before 2:00 p.m. on the applicable Purchase Date (or such later time on such Purchase Date as Sellers’ Agent and Buyer may agree).

(d)          UNCOMMITTED ARRANGEMENT. EACH SELLER AND BUYER ACKNOWLEDGE THAT THIS IS AN UNCOMMITTED ARRANGEMENT, AND THAT NO SELLER HAS PAID, OR IS REQUIRED TO PAY, A COMMITMENT FEE OR COMPARABLE FEE TO BUYER.  PROPOSED TRANSACTIONS FOR THE SALE OF SELLER NOTES BY THE SELLERS SHALL BE REQUESTED AT SUCH SELLERS’ SOLE AND ABSOLUTE DISCRETION, AND ACCEPTANCE OF ANY SUCH REQUESTS AND ENTRY INTO ANY SUCH TRANSACTIONS BY BUYER SHALL BE AT BUYER’S SOLE AND ABSOLUTE DISCRETION.

4.2          [Reserved].

4.3          Funding Conditions.

(a)          The entry by Buyer into any Transactions on any Purchase Date shall be subject to satisfaction of the following conditions (in each case, as of such Purchase Date) (together, the “Funding Conditions”):

(i)          each of the items required to be delivered by the Sellers pursuant to Section 3.2 and, if applicable, Section 3.5 (solely with respect to the first Transaction of any Additional Seller) shall have been delivered in accordance with the terms hereof;

(ii)          all amounts then due and owing by the Sellers under the Fee Letter shall have been paid in full;

(iii)          solely with respect to any Transactions to be entered into on the Effective Date, each of the items required to be delivered to Buyer pursuant to Section 3.4 shall have been duly delivered in accordance with the terms thereof;

(iv)          with respect to any Transactions not referenced in clause (iii) above, the Transaction Notice for such Transactions, together with the required Information Package and Purchase Report (to the extent such Purchase Date is a Monthly Date), shall have been duly delivered to Buyer in accordance with Section 4.1(a);

(v)          the Sellers shall have delivered, or caused to be delivered, to Buyer a duly executed counterpart to the Confirmation for each such Transaction;

(vi)          with respect to any Transactions not referenced in clause (iii) above, the Sellers shall have delivered (or caused to be delivered) to Buyer the original executed versions of each Seller Note (or if previously delivered, Buyer shall remain in possession thereof);

(vii)         with the exception of Section 5.2(a) hereof, each of the representations and warranties of Guarantor and each Seller (as applicable) set forth in the Transaction Agreements (giving effect to the entry into such Transactions) shall be true and correct in all material respects (except that any representation or warranty that is subject to any materiality qualification shall be true and correct in all respects);

(viii)        the Purchase Date for such Transactions shall be no later than the final Monthly Date occurring prior to the Facility Expiration Date;

(ix)          the payment of the applicable Funded Purchase Price (if any) for such Transactions would not cause the Outstanding Buyer Balance (after giving effect to such payment) to exceed the Maximum Buyer Balance;

(x)          the Outstanding Amount of the applicable Seller Note subject to each such Transaction shall equal or exceed the Purchase Price for such Transaction;

(xi)          Buyer shall have received the full amount of Funded Repurchase Price (if any) due and payable by the Sellers on such Purchase Date;

(xii)          no Performance Test under the Securitization Loan Agreement is then being breached;

(xiii)          no Person (other than an Affiliate of MUFG) shall have replaced MUFG as Securitization Agent under the Securitization Loan Agreement;

(xiv)          no Seller shall have withdrawn or been removed as an Originator under the Securitization Purchase Agreement and, to the extent any additional Person has been added as an Originator under the Securitization and Purchase Agreement, such additional Person shall have been added as an Additional Seller pursuant to Section 3.5 hereof;

(xv)          no Event of Default, Potential Event of Default or Securitization Facility Default (including any Purchase and Sale Termination Event) shall have occurred and be continuing.

4.4          Funding of Transaction Repurchase Prices.  On each Repurchase Date for a Transaction on which Funded Repurchase Price is payable by the Sellers pursuant to the Transaction Agreements (including, for the avoidance of doubt, on the Facility Expiration Date), each such Seller shall fund (or cause to be funded) the applicable Funded Repurchase Price for such Transaction by wire transfer of immediately available funds to the account of Buyer specified in Schedule 2, no later than 11:00 a.m. on such Repurchase Date.

5.            Representations and Warranties; Certain Covenants.

5.1          Representations and Warranties of Seller.  Each Seller represents to Buyer as of the Effective Date and each Purchase Date that:

(a)          Securitization Facility Compliance.  The Securitization Purchase Agreement, the Securitization Loan Agreement and the Securitization Guaranty are each in full force and effect.  Each of the Sellers and the Securitization Servicer is in compliance in all material respects with all covenants and other obligations and undertakings applicable to it under the Securitization Facility Documents, and each of the representations and warranties made by any of the Sellers or the Securitization Servicer as of such Purchase Date (or if not made as of such Purchase Date, as of the date when last made) under the Securitization Facility Documents is true and correct in all material respects as of such date (except that any such representation or warranty that is subject to any materiality qualification is true and correct in all respects), excluding those representations or warranties set forth in Sections 4.2(a), (c), (l), and (r) of the Securitization Purchase Agreement so long as no breach thereof has resulted in a Purchase and Sale Termination Event.

(b)          Organization and Good Standing.  Such Seller has been duly organized and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Applicable Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, except to the extent that the failure to have such power and authority could not reasonably be expected to have a Material Adverse Effect.

(c)          Due Qualification.  Such Seller is duly qualified to do business as a foreign organization in good standing and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not reasonably be expected to have a Material Adverse Effect.

(d)          Power and Authority; Due Authorization.  Such Seller (i) has all necessary power, authority and legal right to (A) execute and deliver this Framework Agreement and the other Transaction Agreements to which it is a party, (B) carry out the terms of and perform its obligations under the Transaction Agreements to which it is a party, (C) enter into Transactions and sell and convey to Buyer each applicable Seller Note on the terms and conditions provided herein and in the other Transaction Agreements, (D) repurchase and acquire from Buyer the applicable Seller Note on the terms and conditions provided in the Transaction Agreements when and as provided thereunder and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Framework Agreement and the other Transaction Agreements to which it is a party.

(e)          Binding Obligations.  This Framework Agreement constitutes, and each other Transaction Agreements to be signed by such Seller (or by Sellers’ Agent on its behalf) when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law and implied covenants of good faith and fair dealing.

(f)          No Violations.  The consummation of the transactions contemplated by this Framework Agreement and the other Transaction Agreements and the fulfillment of the terms hereof and thereof by it will not, (i) conflict with, result in any breach or (with notice or lapse of time or both) a default under, (A) such Seller’s Organizational Documents, (B) the Securitization Facility Documents, (C) the Credit Facility Documents or (D) any other indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which such Seller is a party or by which it or any of its properties is bound, unless, solely in the case of clauses (A) and (D), such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Adverse Claim (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or (iii) violate any Applicable Law applicable to it or any of its properties if such violation of Applicable Law could reasonably be expected to have a Material Adverse Effect.

(g)          No Proceedings.  There are no actions, suits, proceedings, claims, disputes, or investigations pending, or to such Seller’s knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Framework Agreement or any other Transaction Agreement to which it is a party, (ii) seeking to prevent the sale of the applicable Seller Note or the consummation of the purposes of this Framework Agreement or of any of the other Transaction Agreements to which it is a party, or (iii) seeking any determination or ruling that has had or could reasonably be expected to have a Material Adverse Effect.

(h)          Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by such Seller of this Framework Agreement or any other Transaction Agreement to which it is a party, except for (i) the filing of the UCC financing statements referred to in the respective Master Repurchase Agreements, each of which, as of such Purchase Date, shall have been duly filed and shall be in full force and effect, (ii) those that have been made or obtained and are in full force and effect, (iii) those that are not currently required, or (iv) as could not reasonably be expected to have a Material Adverse Effect.

(i)          Litigation.  No injunction, decree or other decision has been issued or made by any Governmental Authority against it or its properties that prevents, and no threat by any Person has been made to attempt to obtain any such decision against it or its properties, and there are no actions, suits, litigation or proceedings pending or threatened against it or its properties in or before any Governmental Authority that has had or could reasonably be expected to have a Material Adverse Effect or would prevent it, in each case, in any material respect, from conducting its business operations relating to the applicable Seller Note or the performance of its duties and obligations hereunder or under the other Transaction Agreements.

(j)          Accurate Reports.  No Information Package, Purchase Report or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of such Seller or any of its Affiliates to Buyer in connection with this Framework Agreement or any other Transaction Agreement:  (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished; or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that, with respect to projected financial information and information of a general economic or industry specific nature, such Seller represents only that such information has been prepared in good faith based on assumptions believed by such Seller to be reasonable at the time such information was delivered.

(k)          Other Notes.  Except for the Seller Notes, no Subordinated Note has been issued by Hill-Rom Finance to such Seller or any other Person.

(l)          UCC Details.  (i) Such Seller’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and (ii) the location of its chief executive office and principal place of business are specified in Schedule 3 to this Framework Agreement and the offices where such Seller keeps all its books and records relating to the applicable Seller Note are specified in Schedule 3 (or at such other locations notified to Buyer in accordance with Section 5.3(j)).  Except as described in Schedule 3, such Seller has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and such Seller has never changed the location of its chief executive office or its true legal name, identity or corporate structure.  Each Seller is organized only in a single jurisdiction.

(m)          Tax Status.  Such Seller (i) has timely filed all material tax returns required to be filed by it and (ii) has paid or caused to be paid all material taxes, assessments and other governmental charges, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(n)          Compliance with Applicable Law.  Such Seller has complied with, and is in compliance with, all Applicable Laws, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(o)          Financial Information.  All financial statements of Guarantor and its consolidated Subsidiaries delivered in connection with this Framework Agreement or any other Transaction Agreement were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial position of Guarantor and its consolidated Subsidiaries and their results of operations as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).

(p)          No Adverse Change.  Since December 31, 2016, no event or occurrence exists that has caused, or could reasonably be expected to cause, a Material Adverse Effect.  Since December 31, 2016, there has been no change in the business, property, operations or financial condition of Guarantor and its Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.

(q)          Investment Company Act.  Such Seller is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, under (to each such term, as defined in) the Investment Company Act.

(r)          No Defaults.  No Event of Default or Potential Event of Default has occurred and is continuing, or would result from the entry into the proposed Transactions on the applicable Purchase Date.

(s)          Solvent.  Such Seller is Solvent as of such date.

(t)          Policies and Procedures.  Policies and procedures have been implemented and maintained by or on behalf of such Seller that are designed to achieve compliance by such Seller and its Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities, and such Seller and its Subsidiaries and, to the knowledge of each Seller, their respective officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance with Anti-Corruption Laws and Anti-Terrorism Laws in all material respects and with applicable Sanctions.

(u)          Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  (i) None of such Seller or any of its Subsidiaries or, to the knowledge of such Originator, any of its directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (ii) none of such Seller or any of its Subsidiaries is organized or resident in a Sanctioned Country and (iii) such Seller has not violated, been found in violation of or is under investigation by any Governmental Authority for possible violation of any Anti-Corruption Laws or Anti-Terrorism Laws in any material respect or of any Sanctions.

(v)          Proceeds.  No proceeds received by such Seller or any of its Affiliates in connection with any Transaction entered into pursuant to the Transaction Agreements will be used in any manner that will violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

5.2          Asset Representations and Warranties.  Each applicable Seller represents and warrants to Buyer as of the applicable Purchase Date with respect to each Purchased Note that:

(a)          Satisfaction of Conditions.  All of the applicable Funding Conditions have been satisfied or waived as of such Purchase Date.

(b)          Binding Obligation.  Such Purchased Note is in full force and effect and constitutes a legal, valid and binding obligation of Hill-Rom Finance, enforceable against Hill-Rom Finance in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law and implied covenants of good faith and fair dealing.  The Final Maturity Date under such Purchased Note has not occurred, and is not scheduled to occur, during the Transaction Period commencing on such Purchase Date.

(c)          Ownership.  Immediately prior to the sale of such Purchased Note pursuant to the Transaction Agreements, and except to the extent such Purchased Notes are already subject to an outstanding Transaction, Seller is the sole legal and beneficial owner of such Purchased Note and is entitled to sell and assign and is selling and assigning all such Purchased Notes, together with the collections with respect thereto and all rights thereunder, to Buyer free and clear from any Adverse Claim.

(d)          Principal Balance.  The Outstanding Amount of such Purchased Note as of such Purchase Date is equal or greater than the Purchase Price of the Transaction being entered into with respect to such Purchased Note as of such Purchase Date.

(e)          Records.  Such Seller has maintained records relating to such Purchased Note which are true and correct in all material respects and such records are held by such Seller.

(f)          Legal Proceedings.  There is no Action pending or, to the knowledge of Seller, threatened against Seller or Hill-Rom Finance relating to such Purchased Note or which seeks the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by such Purchased Note or by the Transaction Agreements.

5.3          Certain Covenants.  Each Seller covenants with Buyer as follows:

(a)          Compliance with Applicable Laws, Etc.  Such Seller shall comply in all material respects with all Applicable Laws with respect to it, the applicable Seller Note, and the Securitization Facility Documents.

(b)          Performance and Compliance with Agreements.  At its expense, such Seller shall timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the applicable Seller Note and the other Securitization Facility Documents.

(c)          Preservation of Existence.  Such Seller shall preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign organization in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(d)          Keeping of Records and Books of Account; Delivery.  Each such Seller shall maintain and implement, or cause to be maintained and implemented, administrative and operating procedures with respect to the applicable Seller Note (including an ability to recreate records evidencing the balance of its Seller Note in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to Sellers’ Agent), all documents, books, records and other information necessary or advisable for the collection of such Seller Note.  At any time during the continuation of an Event of Default, upon request of Buyer, such Seller shall deliver (or cause to be delivered) to Buyer or its designee, all such documents, books and records and information, together with electronic and other files applicable thereto, and other records necessary to enforce such Seller Note against Hill-Rom Finance.

(e)          Location of Records.  Such Seller shall keep its principal place of business and chief executive office, and the offices where it keeps its books and records relating to the applicable Seller Note (and all original documents relating thereto), at the address(es) of such Seller referred to in Schedule 3 or, such other location as Seller may designate upon ten (10) days’ prior written notice to Buyer.

(f)          Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  Such Seller shall ensure that policies and procedures are maintained and enforced by or on behalf of such Seller that are designed to promote and achieve compliance by such Seller and each of its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(g)          No Sales, Adverse Claims, Etc.  Such Seller shall not, except as otherwise expressly provided herein or in the other Transaction Agreements, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Liens) upon or with respect to any Purchased Note or any right to receive income or proceeds (other than the Purchase Price paid to such Seller hereunder) from or in respect of any of the foregoing.

(h)          Extension or Amendment of Seller Note.  Such Seller shall not (i) extend, amend, waive, cancel, forgive or otherwise modify the applicable Seller Note, any portion thereof, or any payment term or condition thereunder (as the case may be) or (ii) at any time during the Transaction Period for an outstanding Transaction, withdraw or permit itself to be removed as an Originator under the Securitization Purchase Agreement unless, prior to or concurrently with such withdrawal or removal (x) all outstanding principal and accrued interest owing to such Seller under the applicable Seller Note is prepaid in full, and (y) such Seller fully complies with Section 5.3(p) of this Framework Agreement in connection with such prepayment (including making any Margin Payments when and as required pursuant to Paragraph 4(c) of the applicable Master Repurchase Agreement).

(i)          Mergers, Sales, Etc.  Such Seller shall not, unless such Seller is the surviving or continuing entity, consolidate or merge with or into any other Person (other than another Seller hereunder) or sell, lease or transfer all or substantially all of its property and assets (other than another Seller hereunder), or agree to do any of the foregoing, unless (i) no Event of Default or Potential Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (ii) such Seller shall have given Buyer not less than ten (10) Business Days’ prior written notice thereof, (iii) if such Seller is not the surviving corporation or if such Seller sells, leases or transfers all or substantially all of its property and assets, the surviving corporation or the Person purchasing or being leased the assets is a Subsidiary of Guarantor and agrees to be bound by the terms and provisions of the Transaction Agreements applicable to such Seller hereunder, (iv) no Change in Control shall result, (v) Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to Buyer, that its obligations under the Guaranty shall apply to the surviving entity, (vi) Buyer has consented thereto in writing, such consent not to be unreasonably withheld and (vii) Buyer receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(j)          Change in Organization, Etc.  Such Seller shall not change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect Buyer’s interests under the Transaction Agreements, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless (i) no Event of Default or Potential Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (ii) such Seller shall have given Buyer not less than ten (10) Business Days’ prior written notice of such change and shall have cured such circumstances, (iii) no Change in Control shall result, (iv) Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to Buyer, that its obligations under the Guaranty shall apply to the new entity, (v) Buyer has consented thereto in writing, such consent not to be unreasonably withheld and (vi) Buyer has received such certificates, documents, instruments, agreements and opinions of counsel as they shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.  Each Seller shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America in which Article 9 of the UCC is in effect.

(k)          Actions Impairing Quality of Title.  Such Seller shall not take any action that could cause the Seller Note or any rights to the proceeds thereof not to be owned by it free and clear of any Adverse Claim other than Permitted Liens; or take any action that could reasonably be expected to cause Buyer not to have a valid ownership interest or first priority perfected security interest in such Seller Note and, to the extent such security interest can be perfected by filing a financing statement, all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim other than Permitted Liens; or suffer the existence of any financing statement or other instrument similar in effect covering such Seller Note or any proceeds thereof on file in any recording office except such as may be filed in favor of Buyer in accordance with any Transaction Agreements.

(l)          Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  Such Seller shall not use or permit its Subsidiaries or its or their respective directors, officers, employees or agents to use, the proceeds of any Transaction entered into pursuant to the Transaction Agreements (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(m)          Taxes.  Subject to the provision by Buyer of the IRS Form W-8ECI in accordance with Section 3.3 and any other relevant tax forms and related documentation confirming its exemption from withholding Taxes (including, without limitation, withholding Taxes under FATCA), such Seller will pay all relevant Taxes (other than Excluded Taxes) and make all relevant returns in respect of Taxes in relation to the Seller Note (for the avoidance of doubt, other than such returns that Seller does not have the legal obligation to file) and such Seller shall indemnify and hold Buyer harmless from and against any such Taxes (for the avoidance of doubt, other than Excluded Taxes).

(n)          Notice of Certain Events.  Such Seller shall provide Buyer with prompt notice upon becoming aware of (i) any Event of Default or Potential Event of Default or (ii) the occurrence or existence of any event or circumstances that could reasonably be expected to have a Material Adverse Effect.

(o)          Information Required by Governmental Authorities.  Subject to applicable Laws prohibiting or limiting such disclosure or provision of such information, documents, records or reports, each Seller shall provide Buyer promptly, from time to time upon request, such information, documents, records or reports relating to such Seller or the applicable Seller Note as Buyer (or its assigns) may be required by a Governmental Authority to obtain; provided, that Buyer shall use commercially reasonable efforts to maintain the confidentiality of such information, documents, records or reports to the extent consistent with Applicable Law, such Seller’s normal privacy and confidentiality procedures.

(p)          Margin Reporting; Payments.  On or before any day during any Transaction Period for any outstanding Transaction on which any Seller is to receive any prepayment on account of principal owing under the applicable Purchased Note (other than the applicable Purchase Date for such Transaction), such Seller (i) shall recalculate the Outstanding Amount of such Purchased Note as of such day(after giving effect to such prepayment); (ii) based on such recalculation, shall notify Buyer in writing promptly (but in any event prior to such Seller’s receipt of such prepayment) if such prepayment is expected to decrease the Outstanding Amount of such Purchased Note to an extent sufficient to result in a Margin Deficit exceeding the applicable threshold specified in Paragraph 4(e) of Annex I to the applicable Master Repurchase Agreement; and (iii) if such be the case, shall make the corresponding Margin Payment to Buyer on such date concurrently with (or immediately following) such Seller’s receipt of such prepayment in accordance with Paragraph 4(c) of the applicable Master Repurchase Agreement.

(q)          Delivery of Financial Statements and other Documents.  Each Seller shall deliver (or cause to be delivered) to Buyer (i) concurrently with the delivery to the Securitization Agent as required thereunder, copies of each of the items described in Section 5.3(b)(i) of the Securitization Purchase Agreement concurrently with the delivery thereof to the Securitization Agent pursuant thereto and (ii) promptly upon Buyer’s reasonable request therefor, copies of any other notices, reports, documentation or information required to be furnished to the Securitization Agent pursuant to Section 5.3 of the Securitization Purchase Agreement.

(r)          Amendments to Securitization Facility Documents.  Each Seller shall deliver (or cause to be delivered) to Buyer written notice of any actual or contemplated material amendment, supplement or other modification to the Securitization Loan Agreement, the Securitization Purchase Agreement or the Securitization Guaranty, as the case may be (including a copy of such amendment, supplement or other modification) no less than five (5) Business Days (or such shorter period of time as may be consented to in writing by Buyer) prior to such amendment, supplement or other modification becoming effective.

6.            Seller’s Agent.

6.1          Appointment and Authorization.  Each Seller hereby irrevocably designates and appoints Sellers’ Agent as the agent of such Seller under this Framework Agreement and each of the other Transaction Agreements, and each Seller irrevocably authorizes Sellers’ Agent, in such capacity, to take such action on its behalf under the provisions of this Framework Agreement and the other Transaction Agreements and to exercise such powers and perform such duties as are expressly delegated to Sellers’ Agent by the terms of this Framework Agreement and the other Transaction Agreements (including the power to execute and deliver Confirmations on behalf of each Seller in accordance with Article 4 of this Framework Agreement and the applicable Master Repurchase Agreements), together with such other powers as are reasonably incidental thereto to the extent permitted by Applicable Law.  Each Seller hereby further authorizes Sellers’ Agent to consent to amendments to this Framework Agreement.  Without limiting the generality of the foregoing, Sellers’ Agent shall be responsible for maintaining and the delivering Transaction Notices, Information Packages, Purchase Reports, and for the receipt and distribution of Funded Purchase Price to each of the Sellers.  Sellers’ Agent hereby agrees that it will promptly deliver to each Seller copies of each Confirmation and any notices or written information received by Sellers’ Agent from Buyer in connection with any Transaction Agreement.  Notwithstanding any provision to the contrary elsewhere in this Framework Agreement, Sellers’ Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Seller, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Framework Agreement or otherwise exist against the Sellers’ Agent.

6.2          Non-Reliance on Sellers Agent and Other Sellers.  Each Seller expressly acknowledges that neither Sellers’ Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Sellers’ Agent hereafter taken, including any review of the affairs of a party or any affiliate of a party, shall be deemed to constitute any representation or warranty by Sellers’ Agent to any Seller.  Each Seller represents to Sellers’ Agent that it has, independently and without reliance upon Sellers’ Agent or any other Seller, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of Buyer and its Affiliates and made its own decision to enter into this Framework Agreement and the other Transaction Agreements, including any Transactions hereunder.  Each Seller also represents that it will, independently and without reliance upon Sellers’ Agent or any other Seller, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under this Framework Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Buyer and its Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Sellers by Sellers’ Agent hereunder, Sellers’ Agent shall not have any duty or responsibility to provide any Seller with any other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Buyer or any Affiliate of Buyer which may come into the possession of the Sellers’ Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

6.3          Indemnification.  The Sellers agree to, jointly and severally, indemnify Sellers’ Agent in its capacity as such from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of any Funded Purchase Prices) be imposed on, incurred by or asserted against Sellers’ Agent in any way relating to or arising out of this Framework Agreement, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Sellers’ Agent under or in connection with any of the foregoing; provided that no Seller shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from Sellers’ Agent’s gross negligence or willful misconduct.  The agreements in this Section 6.3 shall survive the payment of all Funded Purchase Prices and Funded Repurchase Prices and all other amounts payable hereunder.

6.4          Agent in Its Individual Capacity.  Sellers’ Agent and its Affiliates may make sales to, make purchases from and generally engage in any kind of business with any Seller, Buyer or Guarantor as though Sellers’ Agent were not an agent.  With respect to any Transactions to which it is a party and any sales or repurchases of its applicable Seller Note made or renewed by it, Sellers’ Agent shall have the same rights and powers under this Framework Agreement as any Seller and may exercise the same as though it were not an agent, and the terms “Seller” and “Sellers” shall include the Sellers’ Agent in its individual capacity.

7.            Payment to Sellers Agent; Certain Calculations.

7.1          Payments to Sellers’ Agent.  Notwithstanding anything to the contrary contained herein, all amounts payable in cash by Buyer to any Seller in connection with any Transactions (including all payments of Funded Purchase Price on any applicable Purchase Dates) shall be paid to Sellers’ Agent, and Sellers Agent shall distribute such payments to the Sellers in accordance with the respective amounts of Purchase Price (or any other amounts) owing to each such Seller in connection with each applicable Transaction (after giving effect to applicable netting pursuant to Paragraph 12 of each Master Repurchase Agreement).  As between Buyer and the Sellers, any payment of such amounts to Sellers’ Agent shall be treated as payments to the respective Sellers and shall discharge Buyer’s obligations with respect to such payments regardless of whether Sellers’ Agent distributes such payments to the Sellers, and Buyer shall have no liability for the failure of Sellers’ Agent to comply with the preceding sentence.

7.2          Certain Calculations.  Buyer shall calculate the Funded Purchase Prices, Funded Repurchase Prices, the Outstanding Buyer Balance, the amounts of any fees payable under the Fee Letter and all other amounts to be calculated under the Transaction Agreements (except as set forth below), as well as any adjustments thereto, which calculations shall be conclusive absent manifest error.  Upon the reasonable request of Seller’s Agent for any such calculations, Buyer shall promptly provide such calculations to such Person.  Sellers’ Agent shall calculate and administer any redistributions of funds as between the Sellers in connection with changes in relative Purchase Prices outstanding under Transactions entered into by each respective Seller.

8.            Indemnification.

8.1          Sellers’ Indemnity.

(a)          General Indemnity.  Without limiting any other rights which any such Person may have hereunder or under Applicable Law, each Seller, jointly and severally, hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, and all officers, members, managers, directors, shareholders, officers, employees and agents of any of the foregoing (each an “Indemnified Person”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses (including all filing fees, Attorney Costs and Taxes (other than Excluded Taxes))  (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with the Transaction Agreements, any of the transactions contemplated thereby, the ownership, maintenance or purchasing of any Purchased Note, or any actions or inactions of Sellers’ Agent, Guarantor, such Seller or any Affiliate of any of them in connection with any of the foregoing; provided, however, notwithstanding anything to the contrary in this Article 8, no such Buyer shall be responsible for Indemnified Amounts solely to the extent (x) resulting from the gross negligence or willful misconduct on the part of such Indemnified Person, as determined by a final non-appealable judgment by a court of competent jurisdiction, or (y) resulting from a material breach of any Transaction Agreement on the part of such Indemnified Person, as determined by a final non-appealable judgment by a court of competent jurisdiction.  Without limiting the foregoing, each Seller, jointly and severally, shall indemnify, subject to the express limitations set forth in this Section 8.1, and hold harmless each Indemnified Person for any and all Indemnified Amounts arising out of, relating to or in connection with:

(i)          the transfer by such Seller of any interest in any Purchased Note or any proceeds thereof, other than in connection with Transactions entered into with Buyer pursuant to the Transaction Agreements;

(ii)          any representation, warranty or statement made or deemed made by or on behalf of such Seller (or any of its officers or Affiliates) under or in connection with this any Transaction Agreement, any Information Package, Purchase Report or any other information or report delivered by or on behalf of any Seller pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;

(iii)          the failure of such Seller, Seller’s Agent or the Securitization Servicer to comply with the terms of any Transaction Agreement, any Seller Note, any Securitization Documents or any Applicable Law, or the nonconformity of any Seller Note with any such Applicable Law;

(iv)          the lack of an enforceable ownership interest or a first priority perfected security interest in any Purchased Note transferred by such Seller, or purported to be transferred by such Seller, to Buyer pursuant to the Transaction Agreements against all Persons (including any bankruptcy trustee or similar Person);

(v)          any attempt by any Person to void the transfers by such Seller contemplated hereby under statutory provisions or common law or equitable action;

(vi)          the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Purchased Note transferred by such Seller, or purported to be transferred by such Seller, to Buyer pursuant to the Transaction Agreements, whether as of the applicable Purchase Date or at any time thereafter;

(vii)          any dispute, claim, offset, defense, or other similar claim or defense of Hill-Rom Finance to the payment when due of any Purchased Note transferred, or purported to be transferred, by any Seller to Buyer pursuant to the Transaction Agreements (including a defense based on such Purchased Note not being a legal, valid and binding obligation of Hill-Rom Finance enforceable against it in accordance with its terms);

(viii)          any failure of such Seller or the Securitization Servicer to perform any of its duties or obligations arising under or in connection with any Purchased Note in accordance with the provisions thereof or of any of the other Securitization Facility Documents;

(ix)          any suit or claim related to any Purchased Note transferred by any Seller, or purported to be transferred by such Seller, to Buyer pursuant to the Transaction Agreements;

(x)          any investigation, litigation or proceeding (actual or threatened) related to this Framework Agreement or any other Transaction Agreement or the use of proceeds of any purchase hereunder or in respect of any Purchased Note;

(xi)          any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Terrorism Law, Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Indemnified Person in connection with the Transaction Agreements as a result of any action of Seller’s Agent, any Seller or any of their respective Affiliates;

(xii)          any Taxes (other than Excluded Taxes) imposed upon any Indemnified Person or upon or with respect to any Purchased Note transferred by such Seller, or purported to be transferred by such Seller, to Buyer pursuant to the Transaction Agreements arising by reason of the purchase or ownership of such Purchased Note (or of any interest therein);

(xiii)          any inability of such Seller to transfer any Purchased Note as contemplated under the Transaction Agreements; or

(xiv)          the violation or breach by such Seller or Seller’s Agent of any confidentiality provision, or of any similar covenant of non‑disclosure, with respect to any Purchased Note.

8.2          Contribution.  If for any reason the indemnification provided above in this Article 8 is unavailable to an Indemnified Person or is insufficient to hold an Indemnified Person harmless, then each Seller shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Person on the one hand and such Seller on the other hand but also the relative fault of such Indemnified Person as well as any other relevant equitable considerations.

9.            Miscellaneous.

Except as otherwise expressly set forth in a Transaction Agreement, the following will apply to all Transaction Agreements:

9.1          Further Assurances.  Seller agrees that from time to time it will promptly execute and deliver such other documents and instruments, all instruments and documents, and take all further action that Buyer may reasonably request, to carry out the purpose and intent of the Transaction Agreements, including in order to perfect, protect or more fully evidence Buyer’s interest in the Purchased Notes and any proceeds thereof.

9.2          Expenses. In addition to its obligations under Article 8 hereof, each Seller, jointly and severally, agrees to pay on demand:

(a)          all reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with:

(i)          the negotiation, preparation, execution and delivery of this Framework Agreement and the other Transaction Agreements and any amendment of or consent or waiver under any of the Transaction Agreements (whether or not consummated), or the enforcement of, or any actual or claimed breach of, this Framework Agreement or any of the other Transaction Agreements, including reasonable Attorney Costs and reasonable accountants’, auditors’, and consultants’ fees and expenses to any of such Persons and the fees and charges of any nationally recognized statistical rating organization or any independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing or in advising Buyer as to its rights and remedies under any of the Transaction Agreements in connection with any of the foregoing; and

(ii)          the administration of this Framework Agreement and the other Transaction Agreements and the transactions contemplated thereby, including reasonable Attorney Costs and reasonable accountants’, and consultants’ fees and expenses incurred in connection with the administration and maintenance of this Framework Agreement and the other Transaction Agreements and the transactions contemplated thereby; and

(b)          all stamp and other similar Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Framework Agreement or the other Transaction Agreements, and agrees to indemnify each Indemnified Person and their respective Affiliates for such Taxes and fees.

9.3          Entire Agreement.  This Framework Agreement, together with the other Transaction Agreements, constitutes the entire agreement between the Parties and supersedes all prior oral and written negotiations, communications, discussions, and correspondence pertaining to the subject matter of the Transaction Agreements.

9.4          Order of Precedence.  If there is a conflict between this Framework Agreement and any other Transaction Agreement, this Framework Agreement will control unless the conflicting provision of the other Transaction Agreement specifically references the provision of this Framework Agreement to be superseded.

9.5          Amendments and Waivers.  No amendment, supplement, modification or waiver of any provision of this Framework Agreement or any other Transaction Agreement, and no consent to any departure by the Seller or Guarantor therefrom, shall be effective unless in writing signed by Buyer, Seller’s Agent, each Seller and/or Guarantor, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.6          Binding Effect.  The Transaction Agreements will be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.

9.7          Assignment.  Except as provided in this Framework Agreement or any other Transaction Agreement, neither this Framework Agreement nor any other Transaction Agreement, respectively, may be assigned or otherwise transferred, nor may any right or obligation hereunder or under another Transaction Agreement be assigned or transferred by any Party without the consent of the other Parties; provided, that, subject to the terms of the No-Petition Letter, Buyer may transfer or assign any or all of the Transaction Agreements and its rights and obligations thereunder at any time during which an Event of Default has occurred and is continuing.  Any permitted assignee shall assume all obligations of its assignor under this Framework Agreement and any other applicable Transaction Agreements.  Any attempted assignment not in accordance with this Section 9.7 shall be void.

9.8          Notices.  All notices, requests, demands, and other communications required or permitted to be given under any of the Transaction Agreements to any Party must be in writing delivered to the applicable Party at the following address:

If to Buyer:

MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020
Attn:	Cecile Lopez Mora
Tel:	(212) 782-6434
E-Mail:	clopezmora@us.mufg.jp

With copy to:

MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020
Attn:	Thomas Giuntini
Tel:	(646) 767-1368
E-Mail:	tgiuntini@us.mufg.jp

If to Hill-Rom Company or Hill-Rom Manufacturing:

Hill-Rom Company, Inc.
Hill-Rom Manufacturing, Inc.
 130 E. Randolph Street, Suite 1000
Chicago, IL 60601
Attn:  Steve Strobel, Senior Vice President and Chief Financial Officer
Tel:  (312) 819-7258
Fax:   (812) 934-8329
 Email: steven.strobel@hill-rom.com

With a copy to:

Hill-Rom Company, Inc.
Hill-Rom Manufacturing, Inc.
 130 E. Randolph Street, Suite 1000
Chicago, IL 60601
Attn:  Legal Department
Tel:  (312) 819-7200
Fax:   (312) 819-7219
 Email: ari.mintzer@hill-rom.com

With an additional copy to legal team at:

Jones Day
77 West Wacker Dr.
Chicago, IL 60601
Attn:  Beth Vogel
Tel:  (312) 269-1505
Fax:  (312) 782-8585
Email:  bvogel@JonesDay.com

or to such other address as such Party may designate by written notice to each other Party.  Each notice, request, demand, or other communication will be deemed given and effective, as follows: (i) if sent by hand delivery, upon delivery; (ii) if sent by first-class U.S. Mail, postage prepaid, upon the earlier to occur of receipt or three (3) days after deposit in the U.S. Mail; (iii) if sent by a recognized prepaid overnight courier service, one (1) Business Day after the date it is given to such service; (iv) if sent by facsimile, upon receipt of confirmation of successful transmission by the facsimile machine; and (v) if sent by e-mail, upon acknowledgement of receipt by the recipient.

9.9          GOVERNING LAW.  THIS FRAMEWORK AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

9.10          Jurisdiction.  Each Party hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Framework Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan in the City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 9.8 or at such other address which has been designated in accordance therewith; and

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Applicable Law or shall limit the right to sue in any other jurisdiction.

9.11          WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE PREVIOUS SENTENCE, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF ANY PORTION OF ANY TRANSACTION AGREEMENTS.  THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT, OR MODIFICATION TO ANY OF THE TRANSACTION AGREEMENTS.

9.12          Severability.  If any provision of a Transaction Agreement is held by a court of competent jurisdiction to be invalid, unenforceable, or void, that provision will be enforced to the fullest extent permitted by applicable Law, and the remainder of the applicable Transaction Agreement will remain in full force and effect.  If the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that that court deems enforceable, then that court will reduce the time period or scope to the maximum time period or scope permitted by Applicable Law.

9.13          Survival.  The provisions of Article 6, Article 7, Article 8 and this Article 9 shall survive any termination or expiration of this Framework Agreement and any of the other Transaction Agreements.

9.14          Counterparts.  The Transaction Agreements and any document related to the Transaction Agreements may be executed by the Parties on any number of separate counterparts, by facsimile or email, and all of those counterparts taken together will be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document.  A facsimile or portable document format (“.pdf”) signature page will constitute an original for the purposes of this Section 9.14.

9.15          USA Patriot Act.  Buyer hereby notifies Sellers’ Agent and each Seller that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Buyer may be required to obtain, verify and record information that identifies Sellers’ Agent, Guarantor and each Seller, which information includes the name, address, tax identification number and other information regarding the Sellers’ Agent, Guarantor and each Seller that will allow Buyer to identify such Persons in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act.  Each of Sellers’ Agent and each Seller agrees to provide Buyer, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

9.16          Right of Setoff.  If an Event of Default shall have occurred and be continuing, Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off any obligations at any time owing by Buyer to or for the credit or the account of Seller’s Agent, Guarantor or any Seller against any and all of the obligations of Seller’s Agent, Guarantor or any Seller now or hereafter existing under this Framework Agreement or any other Transaction Agreement to Buyer, irrespective of whether or not Buyer shall have made any demand under this Framework Agreement or any other Transaction Agreement and although such obligations of Seller’s Agent, Guarantor or such Seller may be contingent or unmatured.  The rights of Buyer under this Section 9.16 are in addition to other rights and remedies (including other rights of setoff) that Buyer may have.  Buyer agrees to notify Seller’s Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

9.17          Joint and Several Obligations.  The obligations of the Sellers and Sellers’ Agent hereunder and under the other applicable Transaction Agreements are joint and several.  To the maximum extent permitted by Applicable Law, and notwithstanding anything in the Transaction Agreements to the contrary, Sellers’ Agent and each Seller hereby agrees to subordinate, until such time as all obligations and liabilities of each such Person (other than unasserted contingent indemnification obligations) to Buyer or any Indemnified Person under any of the Transaction Agreements shall have been paid and performed in full, any claim, right or remedy that it now has or hereafter acquires against any Seller or Sellers’ Agent (as applicable) that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Buyer against Sellers’ Agent or any Seller or any of their respective property which Buyer now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.  In addition, until such time referred to in the preceding sentence, each Sellers’ Agent and each Seller hereby waives any right to proceed against any other such Person, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any such Person may now have or hereafter have as against the other such Person with respect to the transactions contemplated by this Framework Agreement or the other Transaction Agreements.

9.18          Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Transaction Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Framework Agreement or any other Transaction Agreement; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

9.19          Tax Treatment.  Buyer acknowledges that each Seller will treat the Transactions effected by the Transaction Agreements for U.S. federal and state tax purposes as loans by Buyer secured by the applicable Collateral.  Buyer agrees to prepare its U.S. federal and state tax returns, if required, in a manner consistent with the foregoing unless otherwise required by a change in law occurring after the Effective Date, a closing agreement with an applicable tax authority or a judgment of a court of competent jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the date first written above.

Buyer:

MUFG Bank, Ltd.

By:	/s/ Thomas Giuntini
Name: Thomas Giuntini
Title: Director

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Master Framework Agreement]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the date first written above.

Seller and Sellers’ Agent:

Hill-Rom Company, Inc.

By:	/s/ Steven J. Strobel
Name: Steven J. Strobel
Title: Senior Vice President and Chief Financial Officer

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Master Framework Agreement]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the date first written above.

Seller:

Hill-Rom Manufacturing, Inc.

By:	/s/ Steven J. Strobel
Name: Steven J. Strobel
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Master Framework Agreement]

SCHEDULE 1

DEFINITIONS

As used in the Transaction Agreements, the following terms have the following meanings unless otherwise defined in any Transaction Agreement:

“Action” means any suit in equity, action at law or other judicial or administrative proceeding conducted or presided over by any Governmental Authority.

“Additional Master Repurchase Agreement” means, with respect to any Additional Seller, the 1996 SIFMA Master Repurchase Agreement between such Additional Seller and Buyer, including Annex I thereto (and as amended thereby) referred to in, and delivered in connection with, the applicable Joinder Agreement pursuant to Section 3.5 hereof.

“Additional Seller” means any Person that has become a Seller hereunder pursuant to Section 3.5 and the applicable Joinder Agreement.

 “Adverse Claim” means any claim of ownership or any Lien; it being understood that none of (i) any such claim or Lien in favor of, or assigned to, Buyer under the Transaction Agreements or (ii) any such claim or Lien arising under the Subordination Provisions set forth in any applicable Seller Note (as defined therein), shall constitute an Adverse Claim.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Hill-Rom Party or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Terrorism Laws” means each of: (a) the Executive Order; (b) the PATRIOT Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956 and any successor statute thereto; (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (e) the Bank Secrecy Act, and the rules and regulations promulgated thereunder; and (f) any other Applicable Law of the United States, Canada or any member state of the European Union now or hereafter enacted to monitor, deter or otherwise prevent: (i) terrorism or (ii) the funding or support of terrorism or (iii) money laundering.

Schedule 1 to Master Framework Agreement

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.  For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Framework Agreement.

“Attorney Costs” means and includes all fees, reasonable and documented out-of-pocket costs, expenses and disbursements of one primary counsel, and one additional local counsel in each applicable jurisdiction, for Buyer and the other Indemnified Persons, and, if an actual or potential conflict of interest arises, one additional counsel for each similarly situated group of Indemnified Persons for which such conflict exists.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York City, New York.

“Buyer” has the meaning set forth in the Preamble.

“Change in Control” has the meaning set forth in the Securitization Loan Agreement.

“Closing” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended or otherwise modified from time to time.

“Collateral” has the meaning set forth in the Master Repurchase Agreement.

“Confirmation” has the meaning set forth in the Master Repurchase Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 21, 2016, among Guarantor, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Sumitomo Mitsui Banking Corporation, Wells Fargo Bank, N.A., Fifth Third Bank and The Bank of Nova Scotia, as co-syndication agents, Goldman Sachs Bank USA, TD Bank, N.A., DNB Bank ASA, New York Branch and Capital One, National Association, as co-documentation agents, and each lender from time to time party thereto, as amended, restated, waived, refinanced, or otherwise modified and in effect from time to time.

Schedule 1 to Master Framework Agreement

“Credit Facility Documents” has the meaning ascribed to the term “Loan Documents” in the Credit Agreement.

“Current Transactions” means, as of any time of determination, each of the Transactions, if any, outstanding under the Master Repurchase Agreements at such time of determination.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

 “EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in the Preamble.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Bankruptcy” means, with respect to any person, any of the following:

(a)          (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, examiner, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, which proceeding shall remain unstayed or undismissed for a period of sixty (60) days; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or

(b)          such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.

Schedule 1 to Master Framework Agreement

“Event of Default” means any of the following:

(a)          any Seller or Guarantor shall have failed to pay any Repurchase Price (other than the portion thereof attributable to Price Differential) or Margin Payment in respect of any Transaction when and as the same shall become due and payable, and such failure shall continue unremedied for a period of one (1) or more Business Days;

(b)          any Seller or Guarantor shall have failed to pay any portion of Repurchase Price attributable to Price Differential, any fee required to be paid under the Fee Letter or any other amounts owing under any Transaction Agreement (other than amounts specified in clause (a) of this definition), in each case, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

(c)          Sellers’ Agent or any Seller shall fail to observe or perform any covenant or agreement set forth in Section 5.3(g), Section 5.3(h), Section 5.3(k), or Section 5.3(n), Section 5.3(p) (excluding clause (iii) thereof) or Section 5.3(r) of this Framework Agreement;

(d)          Seller’s Agent, Guarantor or any Seller shall fail to observe or perform any covenant, condition or agreement contained in this Framework Agreement or any other Transaction Agreement (excluding any covenants, conditions or agreements specified in clauses (a), (b) or (c) of this definition) and such failure shall continue unremedied for a period of ten (10) or more Business Days;

(e)          any representation or warranty made or deemed made by or on behalf of Seller or Guarantor in or in connection with this Framework Agreement or any other Transaction Agreement shall prove to have been incorrect in any material respect when made or deemed made, and such failure to be correct shall continue unremedied for a period of ten (10) or more Business Days;

(f)          Buyer shall cease to have a perfected security interest in any Collateral granted by any Seller pursuant to the applicable Master Repurchase Agreement, except to the extent released in accordance with, or in connection with a disposition permitted under, the Transaction Agreements;

(g)          an Event of Bankruptcy shall occur with respect to Sellers’ Agent, Guarantor or any Seller;

(h)          the Guaranty shall cease to be in full force and effect, or its validity or enforceability shall be disputed by any Hill-Rom Party;

Schedule 1 to Master Framework Agreement

(i)          a breach of any Performance Test under the Securitization Loan Agreement shall occur, unless either (i) such breach is cured by the entry into an amendment or granting of a waiver under the Securitization Loan Agreement or (ii) within one (1) Business Day following such breach, all outstanding principal and accrued interest owing under each Seller Note shall have been prepaid in full and all corresponding Margin Payments to Buyer required in connection therewith pursuant to Section 5.3(p) of this Framework Agreement and Paragraph 4(c) of each applicable Master Repurchase Agreement shall have been made; or

(j)          an “event of default” or similar event (including a Purchase and Sale Termination Event) shall occur and be continuing under the Securitization Purchase Agreement, the Securitization Loan Agreement or the Credit Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Indemnified Person or required to be withheld or deducted from a payment to an Indemnified Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Indemnified Person being organized under the laws of, or having its principal office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Indemnified Person pursuant to a law in effect on the Effective Date, (c) Taxes attributable to such Indemnified Person’s failure to provide relevant IRS forms and related documentation, and (d) any Taxes imposed pursuant to FATCA.

“Executive Order” means Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001.

“Facility Expiration Date” means the Scheduled Facility Expiration Date in effect from time to time; provided, that (i) the Facility Expiration Date shall be deemed to have occurred on the first date (if any) upon which (x) the Termination Date occurs under the Securitization Loan Agreement or (y) an Event of Bankruptcy occurs with respect to Sellers’ Agent, Guarantor or any Seller; (ii) on any Business Day (x) during which an Event of Default has occurred and is continuing or (y) on or after which any Person (other than an Affiliate of MUFG) has replaced MUFG as Securitization Agent under the Securitization Loan Agreement, Buyer may deliver a written notice to Sellers’ Agent and each Seller terminating the Facility Term, in which case the Facility Expiration Date shall be deemed to occur on the date of such delivery; and (iii) in the event Buyer receives written notice pursuant to Section 5.3(r) hereof and the Repurchase Date with respect to the Current Transactions as of the time such notice is received will not otherwise occur on or prior to the date the applicable amendment, supplement or modification is to become effective, Buyer may deliver a written notice to Sellers’ Agent and each Seller terminating the Facility Term, in which case the Facility Expiration Date shall be deemed to occur on the date such amendment, supplement or modification becomes effective.

“Facility Term” means the period beginning on the Effective Date and ending on the Facility Expiration Date.

Schedule 1 to Master Framework Agreement

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Framework Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.

“Fee Letter” means that certain Fee Letter Agreement dated as of the Effective Date, by and between Buyer and each of the Sellers.

“Final Maturity Date” has the meaning set forth each applicable Seller Note.

“Framework Agreement” has the meaning set forth in the Preamble.

“Funded Purchase Price” means, with respect to any Transactions entered into (or proposed to be entered into) under the applicable Master Repurchase Agreements on any Purchase Date, the excess, if any, of (a) the sum of the Purchase Prices for such Transactions over (b) the sum of the Repurchase Prices under any Transactions previously entered into under such Master Repurchase Agreements whose Repurchase Dates coincide with such Purchase Date, excluding any portion of such Repurchase Prices which are not permitted to be netted against Purchase Prices for subsequent Transactions entered into on such Purchase Date in accordance with Paragraph 12 Annex I to the applicable Master Repurchase Agreements.

“Funded Repurchase Price” means, with respect to any Transactions under the applicable Master Repurchase Agreements expiring on any Repurchase Date, the excess of (a) the sum of the Repurchase Prices for each such Transaction over (b) the sum of the amounts of any Purchase Prices under any subsequent Transactions entered into under such Master Repurchase Agreements whose Purchase Date coincides with such Repurchase Date which are netted against such Repurchase Prices in accordance with Paragraph 12 of such Master Repurchase Agreement (any such netting being subject to Paragraph 12 of Annex I to such Master Repurchase Agreement).

“Funding Conditions” has the meaning set forth in Section 4.3(a).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, regulatory body, court, central bank, commission, department or instrumentality of any such government or political subdivision, or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means Hill-Rom Holdings, Inc., an Indiana corporation.

Schedule 1 to Master Framework Agreement

“Guaranty” means that certain Guaranty, dated as of the Effective Date, executed by Guarantor in favor of Buyer.

“Hill-Rom Company” has the meaning set forth in the Preamble.

“Hill-Rom Company Master Repurchase Agreement” means that certain 1996 SIFMA Master Repurchase Agreement dated as of May 4, 2018, between Hill-Rom Company and Buyer, including Annex I thereto (and as amended thereby).

“Hill-Rom Company Note” means that certain Amended and Restated Non-Negotiable Subordinated Note dated as of May 4, 2018, issued by Hill-Rom Finance to Hill-Rom Company pursuant to Sections 2.2 and 2.3(e) of the Securitization Purchase Agreement and Section 3(b) of the Securitization PSA Amendment.

“Hill-Rom Finance” means Hill-Rom Finance Company LLC, a Delaware limited liability company.

“Hill-Rom Manufacturing” has the meaning set forth in the Preamble.

“Hill-Rom Manufacturing Master Repurchase Agreement” means that certain 1996 SIFMA Master Repurchase Agreement dated as of May 4, 2018, between Hill-Rom Manufacturing and Buyer, including Annex I thereto (and as amended thereby).

“Hill-Rom Manufacturing Note” means that certain Amended and Restated Non-Negotiable Subordinated Note dated as of May 4, 2018, issued by Hill-Rom Finance to Hill-Rom Manufacturing pursuant to Sections 2.2 and 2.3(e) of the Securitization Purchase Agreement and Section 3(b) of the Securitization PSA Amendment.

“Hill-Rom Parties” means Sellers’ Agent, Hill-Rom Finance, Guarantor, the Securitization Servicer and each Seller.

“Indemnified Amounts” has the meaning set forth in Section 8.1.

“Indemnified Person” has the meaning set forth in Section 8.1

“Information Package” has the meaning set forth in the Securitization Loan Agreement.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement, preferential arrangement or similar agreement or arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Margin Deficit” has the meaning set forth in each applicable Master Repurchase Agreement.

Schedule 1 to Master Framework Agreement

“Margin Payment” means any cash transferred by or on behalf of a Seller to Buyer as required pursuant to Paragraph 4(a) of the applicable Master Repurchase Agreement.

“Master Repurchase Agreements” means each of (i) the Hill-Rom Manufacturing Master Repurchase Agreement, (ii) the Hill-Rom Manufacturing Master Repurchase Agreement and (iii) each Additional Master Repurchase Agreement.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a)          (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Framework Agreement or any other Transaction Agreement or (ii) if a particular Person is not specified, the ability of any Hill-Rom Party to perform its obligations under this Framework Agreement or any other Transaction Agreement;

(b)          (i) the validity or enforceability against any Hill-Rom Party of any Transaction Agreement or (ii) the value, validity, enforceability or collectability of any Purchased Note subject to a Transaction thereunder;

(c)          the status, existence, perfection, priority, enforceability or other rights and remedies of Buyer under the Transaction Agreements or associated with any Collateral; or

(d)          (i) if a particular Person is specified, the business, assets, liabilities, property, operations or financial condition of such Person or (ii) if a particular Person is not specified, the business, assets, liabilities, property, operations or financial condition of any Hill-Rom Party.

“Maximum Buyer Balance” means $90,000,000.

“Monthly Date” means each of (i) the Effective Date and (ii) the 15th day of each calendar month occurring during the Facility Term (or if such day is not a Business Day, the next occurring Business Day).

“MUFG” has the meaning set forth in the Preamble.

“No-Petition Letter” means that certain Letter Agreement, dated as of May 4, 2018, between Buyer and the Securitization Agent.

“OFAC” has the meaning set forth in the definition of Sanctioned Person.

“Organizational Documents” means a Party’s articles or certificate of incorporation and its by-laws or similar governing instruments required by the laws of its jurisdiction of formation or organization.

“Originator” has the meaning set forth in the Securitization Purchase Agreement.

Schedule 1 to Master Framework Agreement

“Other Connection Taxes” means, with respect to any Indemnified Person, Taxes imposed as a result of a present or former connection between such Indemnified Person and the jurisdiction imposing such Tax (other than connections arising from such Indemnified Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Agreement, or sold or assigned an interest in any Purchased Note or Transaction Agreement).

“Outstanding Amount” means, with respect to each Seller Note at any given time, the outstanding principal balance of such Seller Note as of such time.

“Outstanding Buyer Balance” means, as of any time of determination, the excess, if any, of (x) the aggregate amount of Funded Purchase Price funded by Buyer and applied to Purchase Price under any Master Repurchase Agreement over (y) the aggregate Funded Repurchase Price (or Margin Payments) paid by or on behalf of the Sellers (excluding any such amounts of Funded Repurchase Price attributable to payments of Price Differential) to Buyer, in each case, in connection with the Current Transactions and all prior Transactions as of such time of determination.

“Party” and “Parties” have the meaning set forth in the Preamble.

“PATRIOT Act” has the meaning set forth in Section 9.15.

“Performance Test” has the meaning set forth in the Securitization Loan Agreement.

“Permitted Liens” means (a) Liens created pursuant to the Transaction Agreements and (b) inchoate Liens for Taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith and by appropriate proceedings in compliance with the Transaction Agreements and for which adequate reserves have been established in accordance with GAAP, but only so long as foreclosure with respect to such Lien has not commenced and the use and value of the property to which the Liens attach are not impaired during the pendency of such proceedings.

“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority or any other entity of whatever nature.

 “Potential Event of Default” means the occurrence of any event that, with the giving of notice or lapse of time, would become an Event of Default.

“Price Differential” has the meaning set forth in each applicable Master Repurchase Agreement.

“Pricing Rate” has the meaning set forth in each applicable Master Repurchase Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in the Securitization Purchase Agreement.

Schedule 1 to Master Framework Agreement

“Purchase Date” has the meaning set forth in each applicable Master Repurchase Agreement.

“Purchase Price” has the meaning set forth in each applicable Master Repurchase Agreement.

“Purchase Report” has the meaning set forth in the Securitization Purchase Agreement.

“Purchased Note” means, as of any time with respect to any Transaction, the applicable Seller Note transferred, or purported to be transferred, to Buyer pursuant to such Transaction.

“Repurchase Date” has the meaning set forth in the Master Repurchase Agreement.

“Repurchase Price” has the meaning set forth in the Master Repurchase Agreement.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, including, without limitation, as of the Effective Date, Cuba, Crimea (Ukraine), Iran, Sudan, Syria and North Korea.

“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (or any successor thereto) or the U.S. Department of State, available at: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country; (d) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions; or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sanctions” means the laws, rules, regulations and executive orders promulgated or administered to implement economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the United States government, including those administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) by other relevant sanctions authorities to the extent compliance with the sanctions imposed by such other authorities would not entail a violation of Applicable Law.

“Scheduled Facility Expiration Date” means May 3, 2019.

“Securitization Facility Default” means, except to the extent arising solely as the result of an Event of Default or similar event occurring under the Transaction Agreements, any “Event of Default” or “Unmatured Event of Default”, in each case, as defined in the Securitization Loan Agreement, without regard to any waiver granted with respect thereto under the terms of the Securitization Loan Agreement.

Schedule 1 to Master Framework Agreement

“Securitization Facility Documents” has the meaning ascribed to the term “Transaction Documents” in the Securitization Loan Agreement.

“Securitization Guaranty” has the meaning ascribed to the term “Performance Guaranty” in the Securitization Loan Agreement.

“Securitization Joinder” has the meaning ascribed to the term “Joinder Agreement” in the Securitization Purchase Agreement.

“Securitization Loan Agreement” means the Loan and Security Agreement, dated as of May 5, 2017 among Hill-Rom Finance, as borrower, Hill-Rom Company, as initial servicer (in such capacity, the “Securitization Servicer”), MUFG, as administrative agent (in such capacity, the “Securitization Agent”) and MUFG, as committed lender, as amended by the First Amendment thereto, dated as of May 4, 2018 (the “Securitization LSA Amendment”), and as such agreement may be further restated, supplemented or otherwise modified from time to time.

“Securitization LSA Amendment” has the meaning set forth in the definition of Securitization Loan Agreement.

“Securitization Purchase Agreement” means the Purchase and Sale Agreement, dated as of the May 5, 2017, among each Seller, Hill-Rom Company, as servicer, and Hill-Rom Finance, as buyer, as amended by the First Amendment thereto, dated as of May 4, 2018 (the “Securitization PSA Amendment”), and as such agreement may be further amended, supplemented or otherwise modified from time to time.

“Securitization PSA Amendment” has the meaning set forth in the definition of Securitization Purchase Agreement.

“Seller” has the meaning set forth in the Preamble.

“Seller Note” means (i) with respect to Hill-Rom Company, the Hill-Rom Company Note, (ii) with respect to Hill-Rom Manufacturing, the Hill-Rom Manufacturing Note and (iii) with respect to any Additional Seller, the Subordinated Note issued to such Additional Seller by Hill-Rom Finance pursuant to Sections 2.2 and 2.3(e) of the Securitization Purchase Agreement on the date such Additional Seller became an Originator thereunder (all of the foregoing, collectively, the “Seller Notes”).

“Sellers’ Agent” has the meaning set forth in the Preamble.

“Settlement Period” has the meaning set forth in the Securitization Loan Agreement.

Schedule 1 to Master Framework Agreement

“Solvent” means, with respect to any Person and as of any particular date, (i) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liabilities of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are currently conducted and are proposed to be conducted.

“Subordinated Note” has the meaning set forth in the Securitization Purchase Agreement.

“Subordination Provisions” has the meaning set forth each applicable Seller Note.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which such Person owns, or its other direct or indirect Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership or control interests as have more than 50% of the ordinary voting power for the election of directors or managers, as the case may be.

 “Tax” means all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges payable to or imposed by any Governmental Authority, including any sales, use, excise or similar taxes and inclusive of any interest, additions to tax, penalties or fines applicable thereto.

“Termination Date” has the meaning set forth in the Securitization Loan Agreement.

 “Transaction” has the meaning set forth in each applicable Master Repurchase Agreement.

“Transaction Agreements” means, collectively, (i) this Framework Agreement, (ii) each of the other agreements referred to in Section 2.1 hereof, (iii) each Joinder Agreement any related agreements entered into in connection therewith (including the applicable Additional Master Repurchase Agreement and the guaranty furnished by Guarantor) and (iv) each Confirmation entered into under any Master Repurchase Agreement during the Facility Term.

“Transaction Notice” has the meaning set forth in Section 4.1(a).

“Transaction Period” has the meaning set forth in each applicable Master Repurchase Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.

Schedule 1 to Master Framework Agreement

SCHEDULE 2

BANK ACCOUNTS

Buyer:
Bank Name:	MUFG BANK, LTD.
City, State:	New York, NY
SWIFT Code:	XXXXXXXX
ABA/Routing #:	XXXXXXXX
Beneficiary Account Name:	MUFG BANK, LTD.
Beneficiary Account Number:	XXXXXXXX
Ref:	Hill-Rom

Sellers’ Agent:
Bank Name:	JPMorgan Chase Bank
City, State:	New York, NY
SWIFT Code:	XXXXXXXX
ABA/Routing #:	XXXXXXXX
Beneficiary Account Name:	Hill-Rom Holdings, Inc.
Beneficiary Account Number:	XXXXXXXX
Ref:	MUFG Securitization Agreement

Schedule 2 to Master Framework Agreement

SCHEDULE 3

UCC DETAILS SCHEDULE

(1)	Hill-Rom Company, Inc.:

(a)           Chief Executive Office

130 E. Randolph Street, Suite 1000
Chicago, IL 60601

(b)           Locations Where Records Are Kept

See section (a)

1069 State Route 46 East
 Batesville, Indiana  47006

(c)           Doing Business As Names; Changes in Location or Name

None.

(d)           Federal Taxpayer ID Number

35-1538921

(e)           Jurisdiction of Organization

Indiana

(f)           True Legal Name

Hill-Rom Company, Inc.

(g)           Organizational Identification Number

198112-634
Schedule 3 to Master Framework Agreement

(2)	Hill-Rom Manufacturing, Inc.:

(a)           Chief Executive Office

130 E. Randolph Street, Suite 1000
Chicago, IL 60601

(b)           Locations Where Records Are Kept

See section (a)

1069 State Route 46 East
 Batesville, Indiana  47006

(c)           Doing Business As Names; Changes in Location or Name

None.

(d)           Federal Taxpayer ID Number

23-0664795

(e)           Jurisdiction of Organization

Indiana

(f)           True Legal Name

Hill-Rom Manufacturing, Inc.

(g)           Organizational Identification Number

197804-378

Schedule 3 to Master Framework Agreement

Exhibit A

Form of Transaction Notice

MUFG BANK, LTD.

RE:          Transaction under the Framework Agreement and the Master Repurchase Agreement

Ladies and Gentlemen:

This Transaction Notice is delivered to you pursuant to Section 4.1(a) of the Master Framework Agreement, dated as of May 4, 2018 (the “Framework Agreement”), by and among Hill-Rom Company, Inc. and Hill-Rom Manufacturing, Inc., and each Additional Seller from time to time party thereto, as sellers (“Sellers”), Hill-Rom Company, Inc., as agent for the Sellers (in such capacity, “Sellers’ Agent”), and MUFG Bank. Ltd., as buyer (“Buyer”), and relating to repurchase transactions to be entered into pursuant to the terms of the Hill-Rom Company Master Repurchase Agreement and the Hill-Rom Manufacturing Master Repurchase Agreement.  Capitalized terms used but not defined herein have the meanings set forth in the Framework Agreement.

Sellers’ Agent hereby requests, on behalf of each applicable Seller, in accordance with the terms of the Framework Agreement,

(i)	a Transaction under the Hill-Rom Company Master Repurchase Agreement with a proposed Purchase Price of $__________________; and

(ii)	a Transaction under the Hill-Rom Manufacturing Master Repurchase Agreement with a proposed Purchase Price of $__________________; [and]

(iii)	[a Transaction under the [ ] Master Repurchase Agreement with a proposed Purchase Price of $__________________;][1]

each such Transaction to be entered into on the proposed Purchase Date of [●], and each such Transaction to have a proposed Repurchase Date of [●].  The sum of the proposed Purchase Prices for all such proposed Transactions is $__________________.

[Sellers’ Agent further requests that, pursuant to Paragraph 3(c)(ii) of each applicable Master Repurchase Agreement (as amended by Annex I thereto), each of the current Transactions thereunder evidenced by the Confirmations dated as of [●] and originally scheduled to expire on [●] be instead terminated as of such proposed Purchase Date.]2

Attached hereto are forms of Confirmations for such proposed Transactions, completed in accordance with Section 4.1(a) of the Framework Agreement.

1 To be used for each Additional Seller joined after the Effective Date (if any).

2 To be used in connection with an early termination of Transactions by the Sellers.

Exhibit A to Master Framework Agreement

Exhibit B

Form of Joinder Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT dated as of [  ] is executed and delivered by ____________________, a ____________________ (“[New Seller]”)3, in favor of MUFG Bank, Ltd., a Japanese banking corporation (“Buyer”), with respect to that certain Master Framework Agreement, dated as of May 4, 2018, by and among the various Sellers from time to time party thereto, Sellers’ Agent and Buyer (as amended, restated, supplemented and otherwise modified from time to time, the “Framework Agreement”).  Capitalized terms used and not otherwise defined are used with the meanings attributed thereto in the Framework Agreement (including those incorporated by reference therein), and the interpretive provisions of Section 1.2 of the Framework Agreement shall apply to this Joinder Agreement, mutatis mutandis.

Subject to receipt of counterparts hereof signed by the signatories below, by its signature below, [New Seller] hereby absolutely and unconditionally agrees to become a party to the Framework Agreement as a Seller thereunder and to be bound by all of the provisions thereof, and hereby makes as to itself, as of the date hereof, each of the representations and warranties in Section 5.1 of the Framework Agreement, which representations and warranties shall, where applicable, be deemed to include this Joinder Agreement and the other agreements, documents, certificates and opinions delivered in connection herewith.

Attached hereto are (i) an amended and restated version of Schedule 3 to the Framework Agreement incorporating relevant information with respect to [New Seller], (ii) a duly executed counterpart to the 1996 SIFMA Master Repurchase Agreement, dated as of [  ], between New Seller and Buyer, including Annex I thereto (and as amended thereby, the “[New Seller] Master Repurchase Agreement”) and (iii) each of the other documents, certificates and opinions required to be delivered by [New Seller] pursuant to Section 3.5 of the Framework Agreement.  After giving effect to the amendments and restatements embodied in such Schedule 3 and the execution and delivery of this Joinder Agreement and the other aforementioned agreements, certificates, documents and opinions by each of the applicable parties hereto or thereto, each of the representations and warranties contained in Section 5.1 of the Framework Agreement will be true and correct in all material respects (except that any representation or warranty that is subject to any materiality qualification shall be true and correct in all respects) as to [New Seller], including all representations and warranties pertaining to the Subordinated Note issued to [New Seller] by Hill-Rom Finance pursuant to Sections 2.2 and 2.3(e) of the Securitization Purchase Agreement on the date [New Seller] became an Originator thereunder (the “[New Seller] Note”).

The provisions of Article 9 of the Framework Agreement are incorporated in this Joinder Agreement by this reference with the same force and effect as if set forth in full herein except that references in such Article 9 to “this Framework Agreement” shall be deemed to refer to “this Joinder Agreement and to the Framework Agreement as modified by this Joinder Agreement.”

3 All references to “New Seller” to be replaced with appropriate Hill-Rom entity name.

Exhibit B to Master Framework Agreement

Please acknowledge your consent to [New Seller]’s joinder to the Framework Agreement by signing the enclosed copy hereof in the appropriate space provided below.

[signature pages follow]

Exhibit B to Master Framework Agreement

IN WITNESS WHEREOF, [New Seller] has executed this Joinder Agreement as of the date first written above.

[NEW SELLER]

By:
Name: Title:

Each of the undersigned hereby consents
 to [New Seller]’s joinder to the Framework Agreement:

MUFG BANK, LTD., as Buyer

By:
Name: Title:

HILL-ROM COMPANY, INC., as Sellers’ Agent

By:
Name: Title:

HILL-ROM HOLDINGS, INC., as Guarantor

By:
Name: Title:

Exhibit B to Master Framework Agreement